Exhibit (99)(a)

Tuesday                                   Media Contact:     Jeep Bryant
December 2, 1997                                             704-374-2957
                                                             Mary Eshet
                                                             704-383-7777


                                          Investor Contact:  Alice Lehman
                                                             704-374-4139


                FIRST UNION BOOSTS PERFORMANCE GUIDELINES--AGAIN

CHARLOTTE- For the second time in just over a year, First Union Corporation (NYSE: FTU) has announced new performance guidelines to lead the company toward the year 2000, beginning with the completion of First Union's merger with CoreStates Financial Corp (NYSE: CFL), which is currently expected in the second quarter of 1998.

The company first announced higher performance guidelines in November 1996. The decision to raise the bar even higher reflects the company's pending acquisition of CoreStates, its growing market and customer base and confidence in its future earnings power.

As was the case last year, the performance guidelines include eight key financial indicators, as follows:

Guideline                       Prior                   New

Return on Equity                18-20%                  20-22%
Earnings Per Share Growth       10-13%                  10-14%
Return on Assets                1.30-1.50%              1.60-1.90%
Overhead Efficiency             53-57%                  50-54%
Fee Income/Revenue              40%                     40-45%
Tier 1 Leverage                 6-7%                    6-7%
Net Charge Offs/Average Loans   50-65 basis points      55-70 basis points
Dividend Payout                 30-35%                  40-45%

                                    --MORE--

                FIRST UNION BOOSTS PERFORMANCE GUIDELINES-Page 2

"We have been very pleased with our performance under our current guidelines," said Edward E. Crutchfield, First Union chairman and chief executive officer. "The recent CoreStates announcement spurred us to increase the goals once again. With this merger, we will be combining two top-performing companies. We will gain efficiencies on major projects, such as preparing our systems for the year 2000, where First Union is already extremely well prepared. Even more important, we have enormous opportunities to increase sales of capital management and capital markets products to CoreStates' strong consumer and commercial customer base."

The capital markets and capital management businesses are key producers of fee income for First Union. The rapid growth in these areas and the increased market opportunities offered by First Union's recent acquisition of Signet Banking Corporation and its pending acquisitions of Wheat First Securities, Covenant Bancorp and CoreStates Financial Corp led management to increase its goals.

First Union announced its merger agreement with CoreStates Financial Corp November 18. The merger would create a $204 billion financial services company with the leading banking presence on the Eastern Seaboard. Completion of the merger is currently expected by April 30, 1998, subject to CoreStates and First Union shareholder approvals, regulatory approvals and other conditions of closing.

First Union plans to achieve all eight goals by the year 2000, and expects to meet some of the new targets as early as 1998. The new goals are based on various assumptions, including the company's ability to increase fee income and control expenses, as well as factors that are beyond the company's control, such as the state of the economy, tax issues and other laws that may affect First Union's initiatives. In the event the CoreStates transaction is not completed for any reason, First Union will continue to operate under the prior guidelines. These goals exclude merger-related restructuring charges. As with any goals, there are factors that could cause actual results to differ materially from such goals, such as the foregoing and other factors indicated in a Form 8-K filed with the Securities and Exchange Commission.

First Union is a leading provider of financial services to retail and corporate customers throughout the East Coast and the nation. It is the nation's sixth-largest bank holding company, with assets of $144 billion as of September 30, 1997.

                                    --END--